EXHIBIT 4(d)

                 INTERCAP GRAPHICS SYSTEMS INC.
             1994 NONQUALIFIED STOCK OPTION PROGRAM

     1. Purpose. This program (the "Program") is adopted to reward certain employees and officers of InterCAP Graphics Systems Inc., a Delaware corporation (the "Company") for past service and to induce those persons to remain in the employ of the Company following its merger (the "Merger") with Intergraph DC Corporation
- - Subsidiary 7 ("Intergraph Sub"), a Delaware corporation and a wholly-owned subsidiary of Intergraph Corporation ("Intergraph"), a Delaware corporation.

     2. Administration of the Program. The Program shall be administered by the Board of Directors; provided, however, that to the extent required by Rule 16b-3 of the Securities and Exchange Commission ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to specific grants of options, the Program shall be administered by a disinterested administrator or administrators within the meaning of Rule 16b-3. Subject to the provisions of the Program, the Board shall have full and final authority, in its discretion, to take any action with respect to the Program. No member of the Board of Directors or the Board shall be liable for any action or determination made in good faith with respect to the Program or any option or right granted under it.

     3. Effective Date. The effective date of the Program is September [26], 1994. Options may be granted under the Program on and after the effective date, but not after September [25], 2004.

     4. Options; Shares of Stock Subject to the Program. Only options which are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986 ("nonqualified options") may be granted under the Program. For purposes of the Program, 391,562 shares of Common Stock of the Company, par value $.01 per share (the "Shares") may be issued pursuant to the exercise of options granted hereunder (subject to adjustment as provided below), and the Company has reserved sufficient authorized Shares to provide for the exercise of such options. Any Share subject to an option which, for any reason, expires or is terminated unexercised may not be subjected to another option granted hereunder.

     5. Eligibility for Nonqualified Stock Options. An option may be granted under this Program only to an individual who satisfies all of the following eligibility requirements on the date the option is granted: (a) the individual is an employee or officer of the Company or a related corporation; (b) the individual holds options to acquire Shares granted pursuant to the Company's 1989 Stock Option Plan (the "1989 Plan"); and (c) the individual, being otherwise eligible under this Paragraph 5, is selected by the Board as an individual to whom an option shall be granted (an "Optionee"). Nothing herein shall confer upon any Optionee any right to continue in the employ of the Company or a related corporation or to interfere in any way with the right of the Company or a related corporation to terminate such employment at any time.

     6. Option Price. The price per share at which an option may be exercised (the "option price") shall be established by the Board.

     7. Stock Option Agreement. The grant of any option under the Program shall be evidenced by the execution of an agreement (the "Agreement") between the Company and the Optionee in the form attached hereto as Exhibit A. Such Agreement shall also set forth the restrictions, if any, to which Shares purchased thereunder shall be subject, and such other terms and conditions as the Board in its discretion shall determine are consistent with the provisions of the Program and applicable law and regulations. Reference is made to the form of Agreement attached hereto for the terms and conditions of the Program relating to when an option shall be considered to be granted, the period during which an option may be exercised and the procedure which shall govern the exercise of each option granted under the Program.

     8. Nontransferability of Options. No option shall be assignable or transferable by the Optionee except as may be specifically provided to the contrary in the Agreement.

     9. Dilution or Other Adjustments. The Shares subject to any option granted pursuant to this Program shall be subject to adjustment as provided in the Agreement upon any change in the outstanding shares of common stock of Intergraph following the Merger.

     10. Restriction of Shares. The Company may impose such restrictions on any Shares purchased under the Program as it may deem advisable, including, without limitation, under the Securities Act of 1933, as amended, and under any blue sky or securities laws applicable to such Shares.

     11. Amendment or Termination. The Program may be amended or terminated by action of the Board; provided, that: (a) any change in (i) the aggregate number of Shares which may be issued under the Program (other than changes described in Paragraph 9), (ii) the description of the class of employees eligible to receive options under the Program, or (iii) the expiration date of the Program to a date after September [25], 2004, shall be made only with the approval of holders of a majority of all of the shares of capital stock of the Company that are entitled to vote thereon, obtained within twelve months before or after the Board adopts a resolution authorizing any of the preceding actions; (b) no option shall be adversely affected by a subsequent amendment or termination of the Program; and (c) no option shall be amended without the consent of the Optionee.

     12. Applicable Law. Except as otherwise provided herein, the Program shall be construed and enforced according to the laws of the State of Delaware.



                      SUGGESTED RESOLUTIONS
                  FOR THE BOARD OF DIRECTORS OF
                 INTERCAP GRAPHICS SYSTEMS, INC.
                ---------------------------------


     WHEREAS, the Company has received a bid for the sale of the Company to Intergraph Corporation ("Intergraph"), a Delaware corporation, in a transaction in which the Company would become a wholly-owned subsidiary corporation of Intergraph through a merger of an existing subsidiary of Intergraph, Intergraph DC Corporation
- - Subsidiary 7, a Delaware corporation (the "Intergraph Sub"), with and into the Company (the "Merger") on the terms and subject to the conditions set forth in the form of the Agreement and Plan of Reorganization (the "Merger Agreement") by and among the Company, Intergraph and the Intergraph Sub distributed to the Directors in advance of the meeting;

     WHEREAS, following discussion by the Directors of the information presented at this meeting and at prior meetings of the Board of Directors concerning the proposed transaction, and upon their review of the materials presented and reviewed at this meeting, the Board of Directors deems it desirable and in the best interest of the Company and of the stockholders to authorize and direct the officers of the Company to execute and deliver the Merger Agreement in order to preserve and realize the value of the offer presented and the transaction negotiated on behalf of the stockholders of the Company; and

     WHEREAS, the Board of Directors deems it desirable and in the best interest of the Company and of the stockholders to authorize and direct the officers of the Company to execute and deliver such additional agreements and instruments ancillary to the execution and delivery of the Merger Agreement and to take such additional actions as are necessary or appropriate in connection with the Merger;

     NOW, THEREFORE, BE IT RESOLVED, that the Merger is hereby approved and the Merger Agreement is hereby adopted and approved, and the Board of Directors hereby directs that consideration of the Merger and the Merger Agreement be submitted for adoption and approval by the stockholders of the Company as soon as practicable;

     FURTHER RESOLVED, that the President of the Company, and such additional officers of the Company as he may designate (the President and such additional officers are sometimes referred to as the "Authorized Officers"), are hereby authorized and directed to execute and deliver for and on behalf of the Company, and to cause its subsidiary corporations as appropriate (the "Subsidiaries"), to execute and deliver the Merger Agreement in substantially the form reviewed by the Directors in connection with this meeting, and with such additional terms and conditions as the Authorized Officers shall in their discretion approve, such approval to be evidenced conclusively by their execution and delivery thereof;

     FURTHER RESOLVED, that the Authorized Officers are hereby authorized and directed to execute and deliver for and on behalf of the Company, and further to cause the Subsidiaries to execute and deliver, such additional and ancillary agreements, instruments, documents or certificates, and to execute and deliver such other documents described in or attached as an exhibit to the Merger Agreement, as the Authorized Officers may in their discretion determine to be necessary, proper or convenient; and that the Authorized Officers are hereby authorized and directed to execute and cause to be filed on behalf of the Company, and further to cause the Subsidiaries to execute and cause to be filed, all necessary or appropriate certificates, including but not limited to executing and filing upon stockholder approval of the Merger a Certificate of Merger in the form attached as an Exhibit to the Merger Agreement, and requests for approvals required of all governmental authorities to consummate the transactions contemplated by the Merger Agreement, on such forms and with such terms as specified in the Merger Agreement or as otherwise determined by such officers in their discretion to be necessary, proper or convenient;

     FURTHER RESOLVED, that the Authorized Officers are hereby authorized and directed to execute and deliver for and on behalf of the Company an agreement by and between the Company and certain of the holders of the issued and outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Company (the "Preferred Stock Agreement"), in substantially the form as reviewed by the Directors in connection with this meeting; that the resolution set forth in the form of Certificate of Amendment to the Certificate of Incorporation of the Company (the "Amendment") which appears as an Exhibit to the Preferred Stock Agreement be and hereby is adopted and approved; that such Amendment be submitted for adoption and approval by the stockholders of the Company as soon as practicable; and that, upon approval by the stockholders of the Amendment, the Authorized Officers are hereby authorized and directed to execute and cause the Amendment to be filed on behalf of the Company with the Secretary of State of Delaware;

     FURTHER RESOLVED, that, the resolution adopted by the Board of Directors on March 1, 1991, authorizing the grant of options for shares of Common Stock remaining for grant under the InterCAP Graphics Systems, Inc. 1989 Employee Stock Option Plan (the "Plan") in the event of a change of control of the Company, to be made on a pro rata basis among then outstanding options at a weighted average exercise price of all options then outstanding, shall be and hereby is rescinded, and that, from and as of the date hereof, no new options shall be granted under the Plan, and all shares of Common Stock reserved for issuance pursuant to options granted under the Plan that have not been allocated to options granted prior to this date, being 391,562 shares, shall be and hereby are released from reservation under the Plan;

     FURTHER RESOLVED, that there is hereby adopted the InterCAP Graphics Systems, Inc. 1994 Nonqualified Stock Option Program (the "Program"), in the form of such Program and accompanying form of Nonqualified Stock Option Agreement (the "NQSO Agreement") attached hereto as Schedule A, and in connection with the adoption of the Program, there are hereby reserved for issuance under the Program a total of 391,562 shares of Common Stock of the Company;

     FURTHER RESOLVED, that there are hereby granted pursuant to the Program options to acquire up to 391,562 shares of Common Stock of the Company to the individuals listed on Schedule B hereto, in such amounts and at the exercise prices set forth on such Schedule opposite their names, and that the proper officers of the Company, acting for and on behalf of the Company, are authorized and directed to execute and deliver one or more NQSO Agreements to provide for the grant of options hereunder;

     FURTHER RESOLVED, that the Company is hereby authorized and directed to make loans to those employees and officers of the Company listed on Schedule C hereto (each such employee and officer, a "Borrower"), in the amounts set forth on such schedule (collectively, the "Loans"), provided that the proceeds of each Loan be used by the respective Borrower to repay all of his or her indebtedness to the Company arising under and evidenced by a promissory note made by such Borrower to the Company on September 13, 1993; and that each Loan be evidenced by delivery by the Borrower to the Company of a promissory note in the principal amount of the Loan to such Borrower in substantially the form of note attached as Schedule D;

     FURTHER RESOLVED, that Mr. Mills and Mr. Gebhardt are each hereby authorized and directed to execute and deliver for and on behalf of the Company the form of amendment agreement provided to the Board of Directors in advance of this meeting which amends the employment agreement by and between the Company and A. G. W. Biddle, III of September 10, 1990 (the "Biddle Employment Agreement") to confirm the revised termination date of the Biddle Employment Agreement and to clarify the bonus payable to Mr. Biddle under the Biddle Employment Agreement in connection with a termination without cause; and

     FURTHER RESOLVED, that the Authorized Officers are hereby authorized and directed to do and perform all such acts and things and execute and deliver and cause to be filed such additional documents or certificates for and on behalf of the Company, and further to cause the Subsidiaries to do and perform all such acts and things and execute and deliver and cause to be filed such additional documents or certificates, as may be necessary, proper or convenient in order to carry out the intent of the foregoing resolutions, and the Company hereby ratifies, adopts and agrees to be bound by all such acts performed by any such officer prior to the adoption of the foregoing resolutions.